Exhibit 99

Chrysler Financial	Distribution Date:	08-Dec-04
DaimlerChrysler Auto Trust 2004-C Monthly Servicer’s Certificate (HY)		Page 1 of 2

Payment Determination Statement Number	1
Distribution Date	08-Dec-04

Dates Covered	From and Including	To and Including
Collections Period	26-Oct-04	30-Nov-04
Accrual Period	17-Nov-04	07-Dec-04
30/360 Days	21
Actual/360 Days	21

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	94,457	1,583,099,434.13
Collections of Installment Principal		36,165,693.11
Collections Attributable to Full Payoffs		27,113,458.19
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		78,197.12

Pool Balance — End of Period	92,487	1,519,742,085.71

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	1,583,099,434.13
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	96.00%
Ending O/C Amount	88,230,074.46
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	106.16%
Cumulative Net Losses	60,009.81
Net Loss Ratio (3 mo. Weighted Avg.)	0.04570%
Cumulative Recovery Ratio	23.26%
60+ Days Delinquency Amount	154,087.61
Delinquency Ratio (3 mo. Weighted Avg.)	0.00740%
Weighted Average APR	6.273%
Weighted Average Remaining Term (months)	50.22
Weighted Average Seasoning (months)	12.72

Chrysler Financial	Distribution Date:	08-Dec-04
DaimlerChrysler Auto Trust 2004-C Monthly Servicer’s Certificate (HY)		Page 2 of 2

Cash Sources
Collections of Installment Principal	36,165,693.11
Collections Attributable to Full Payoffs	27,113,458.19
Principal Amount of Repurchases	0.00
Recoveries on Loss Accounts	18,187.31
Collections of Interest	9,071,260.94
Investment Earnings	32,601.16
Reserve Account	3,750,000.00

Total Sources	76,151,200.71

O/C Release	(Prospectus pg S18-S20)
Pool Balance		1,519,742,085.71
Yield Supplement O/C Amount		(54,560,363.37)

Adjusted Pool Balance		1,465,181,722.34
Total Securities		1,431,512,011.25

Cash Uses
Servicer Fee	1,495,149.47
A Note Interest	2,326,974.99
Priority Principal Distribution Amount	0.00
B Note Interest	91,087.50
Reserve Fund	3,750,000.00
Regular Principal Distribution Amount	68,487,988.75
Distribution to Certificateholders	0.00

Total Cash Uses	76,151,200.71

Administrative Payment
Total Principal and Interest Sources	76,151,200.71
Investment Earnings in Trust Account	(32,601.16)
Daily Collections Remitted	(66,295,626.92)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(1,495,149.47)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	4,577,823.16

Adjusted O/C Amount	33,669,711.09
Target Overcollateralization Amount	73,259,086.12
O/C Release Period?	No
O/C Release	0.00

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Notes
Class A-1 340,000,000 @ 2.20%	340,000,000.00	271,512,011.25	68,487,988.75	201.4352610	436,333.33	1.2833333	340000000
Class A-2 460,000,000 @ 2.62%	460,000,000.00	460,000,000.00	0.00	0.0000000	703,033.33	1.5283333	460000000
Class A-3 375,000,000 @ 2.98%	375,000,000.00	375,000,000.00	0.00	0.0000000	651,875.00	1.7383333	375000000
Class A-4 280,000,000 @ 3.28%	280,000,000.00	280,000,000.00	0.00	0.0000000	535,733.33	1.9133333	280000000
Class B 45,000,000 @ 3.47%	45,000,000.00	45,000,000.00	0.00	0.0000000	91,087.50	2.0241667	45000000

Total Notes	1,500,000,000.00	1,431,512,011.25	68,487,988.75		2,418,062.49		1,500,000,000.00

* Class A-1 Interest is computed on an Actual/360 Basis. Days in current period 21